Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Bon-Ton Stores, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-43105, 33-51954, 333-36633, 333-36661, 333-36725, 333-46974, 333-65120, 333-118700, 333-139107 and 333-156523), and Form S-3 (File No. 333-112425) of The Bon-Ton Stores, Inc. of our reports dated April 15, 2009, with respect to the consolidated balance sheets of The Bon-Ton Stores, Inc. and subsidiaries as of January 31, 2009 and February 2, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 31, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of January 31, 2009, which reports appear in the January 31, 2009 annual report on Form 10-K of The Bon-Ton Stores, Inc. Our report dated April 15, 2009 on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective February 3, 2007 and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective February 4, 2007.
/s/ KPMG LLP
Philadelphia, Pennsylvania
April 15, 2009